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                                                                  EXHIBIT (h)(6)


                                     FORM OF
                          EXPENSE LIMITATION AGREEMENT


                              PILGRIM EQUITY TRUST


         EXPENSE LIMITATION AGREEMENT, effective as of ________ ___, 2001 by and between ING Pilgrim Investments, LLC (the "Investment Manager"), Aeltus Investment Management, Inc. (the "Sub-Adviser") and Pilgrim Equity Trust (the "Trust"), on behalf of each series of the Trust set forth on Schedule A herto (herein referred to as, the "Fund") as it may be amended from time to time.

         WHEREAS, the Trust is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company; and

         WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement dated ________ ___, 2001 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Investment Manager and the Sub-Adviser have entered into a Sub-Adviser Agreement dated ________ ___, 2001 ("Sub-Adviser Agreement") pursuant to which the Sub-Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Trust, the Investment Manager and the Sub-Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject.

         NOW THEREFORE, the parties hereto agree as follows:

1.       Expense Limitation.

         1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees payable to the Investment Manager, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Fund's business, and expenses of any counsel or other persons or services retained by the Fund's Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in
Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager, subject to the allocation provisions set forth in Section 3 below.
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         1.2.     Operating Expense Limit. The Operating Expense Limit in any
fiscal year with respect to each class of the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of such class of the Fund.

         1.3. Method of Computation. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of the Fund exceed the Operating Expense Limit for that class of the Fund, the Investment Manager shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. The Fund may offset amounts owed to the Fund pursuant to this Agreement against the advisory fee payable to the Investment Manager.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       Recoupment of Fee Waivers and Expense Reimbursements.

         2.1. Recoupment. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of the Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from the Fund the investment management fees waived or reduced and other payments remitted by the Investment Manager to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

         2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of the Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Allocation between Investment Manager and Sub-Adviser with Respect to the Fund.

         3.1. Allocation of Excess Amount. The Investment Manager shall be solely responsible for payment of the Excess Amount in an amount up to 0.05% of the Sub-Advised Fund's average daily net assets in excess of the Operating Expense Limit. With respect to any remaining Excess Amount, for so long as the fee payable to the Sub-Adviser under the Sub-Adviser Agreement is equal to 50% of the advisory fee payable to the Investment Manager by the Sub-Advised Fund, the Sub-Adviser shall waive or reduce its portfolio management fee and/or promptly remit to the Investment Manager an amount that is sufficient to pay 50% of any


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remaining Excess Amount paid to the Sub-Advised Fund by the Investment Manager pursuant to Section 1 of this Agreement. The Investment Manager may offset amounts owed to the Investment Manager pursuant to this Section 3.1 against the portfolio management fee paid to the Sub-Adviser.

         3.2. Allocation of Recoupments. The Investment Manager shall promptly remit to the Sub-Adviser 50% of any amount recouped by the Investment Manager from the Sub-Advised Fund pursuant to Section 2 of this Agreement, provided that the Investment Manager shall not remit amounts recouped to the Sub-Adviser until the Investment Manager has recouped the 0.05% of the Sub-Advised Fund's average daily net assets paid under Section 3.1 above.

         3.3. Accounting. The Fund and the Investment Manager will provide to the Sub-Adviser reasonable access to the books and records of each for purposes of confirming the amounts contributed and recouped under this Agreement.

4.       Term and Termination of Agreement.

         This Agreement shall have an initial term through October 3, 2006 (the "Guarantee Maturity Date"). Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice to the Fund of the termination of this Agreement at least 30 days prior to the end of the then-current term; provided, however, that the Sub-Adviser may also terminate this Agreement with respect to itself by providing written notice to the Fund and the Investment Manager of the termination of this Agreement at least 40 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Fund, without payment of any penalty, upon ninety (90) days' prior written notice to the Investment Manager at its principal place of business. The obligations of the Investment Manager and the Sub-Adviser pursuant to Section 3 of this Agreement shall terminate upon termination of the Sub-Adviser Agreement. The Operating Expense Limit specified in Schedule A is effective through to the Guarantee Maturity Date, thereafter the maximum Operating Expense Limit may be changed upon the extension of this Agreement as contemplated by this paragraph and paragraph 5.4.

5.       Miscellaneous.

         5.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         5.2. Interpretation. Nothing herein contained shall be deemed to require the Fund or Trust to take any action contrary to the Trust's Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

         5.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from


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the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         5.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        PILGRIM EQUITY TRUST



                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        ING PILGRIM INVESTMENTS, LLC


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        AELTUS INVESTMENT MANAGEMENT, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


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                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Fund:

                                                 Maximum Operating Expense Limit
Name of Fund                                (as a percentage of average net assets)*
------------                              ---------------------------------------------
                                          Class A      Class B      Class C     Class Q
                                          -------      -------      -------     -------
Pilgrim Principal Protection Fund          1.75%        2.50%        2.50%       1.75%





Approved by the Board of Trustees on May 9, 2001.




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*        Effective through to the Guarantee Maturity Date, thereafter this limit is subject to change if the Agreement is extended as contemplated in paragraph 4 and 5.4.



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